UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K A


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                        Date of Report: February 11, 1998

                       United States Surgical Corporation
             (Exact name of registrant as specified in its charter)

          Delaware                     1-9776                   13-2518270
(State or other jurisdiction      (Commission File           (I.R.S. Employer
      of incorporation)                Number)            Identification Number)

                      150 Glover Avenue, Norwalk, CT 06856
                    (Address of principal executive offices)

                                 (203) 845-1000
              (Registrant's telephone number, including area code)

Item 2.     Acquisition of Valleylab, a division of Pfizer, Inc.

            On January 30, 1998 United States Surgical Corporation (the "Company") completed its acquisition of Valleylab, a division of Pfizer, Inc. for $425 million in a cash transaction. The acquisition was funded by a 364 day term loan with the Company's four lead banks. Valleylab, based in Boulder, Colorado is the world leader in electrosurgical and ultrasonic products with annual sales of approximately $200 million. It is anticipated that the Company will refinance a portion of the term loan with a new debt financing transaction.

Item 7.     Financial Statements.

            (a) Audited financial statements and notes to financial statements for Valleylab as a business of Pfizer, Inc. for the year ended December 31, 1997.

                         VALLEYLAB
                         (A Business of Pfizer Inc.)

                         Financial Statements for the
                         Year Ended December 31, 1997 and
                         Independent Auditors' Report

VALLEYLAB
(A Business of Pfizer Inc.)


TABLE OF CONTENTS
--------------------------------------------------------------------------------
                                                                            Page
INDEPENDENT AUDITORS' REPORT                                                  5

COMBINED FINANCIAL STATEMENTS FOR THE YEAR
   ENDED DECEMBER 31, 1997

   Combined Balance Sheet                                                     6
   Combined Statement of Income                                               7
   Combined Statement of Cash Flows                                           8
   Notes to Combined Financial Statements                                   9-17

                          Independent Auditors' Report


The Board of Directors
Pfizer Inc.:

We have audited the accompanying combined balance sheet of Valleylab, a Business of Pfizer Inc., as of December 31, 1997, and the related combined statements of income and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Valleylab, a Business of Pfizer Inc., at December 31, 1997 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                    /s/ KPMG Peat Marwick LLP
                                    -------------------------

                                    KPMG Peat Marwick LLP

New York, New York
February 26, 1998

VALLEYLAB
(A Business of Pfizer Inc.)


COMBINED BALANCE SHEET
AS OF DECEMBER 31,1997
(Dollars in Thousands)
--------------------------------------------------------------------------------

ASSETS

Current assets:
   Cash                                                                 $    982
   Accounts receivable, less allowance for doubtful
      accounts-$561                                                       39,477
   Due from parent and affiliates                                         14,528
   Inventories                                                            35,976
   Prepaid expenses and other assets                                       7,836
                                                                        --------
      Total current assets                                                98,799

Property, plant and equipment, less accumulated depreciation              39,488

Goodwill and other intangible assets, net                                 57,776

Other assets                                                               3,915
                                                                        --------
      Total assets                                                      $199,978
                                                                        ========

LIABILITIES AND BUSINESS UNIT EQUITY

Current liabilities:
   Accounts payable                                                     $  3,728
   Due to parent and affiliates                                           14,018
   Income taxes payable                                                   10,789
   Accrued compensation and related items                                 10,362
   Other current liabilities                                               4,535
                                                                        --------
      Total current liabilities                                           43,432

Deferred taxes                                                            13,195

Other noncurrent liability                                                 3,350

Business unit equity                                                     140,001
                                                                        --------
      Total liabilities and business unit equity                        $199,978
                                                                        ========


            See accompanying notes to combined financial statements.

VALLEYLAB
(A Business of Pfizer Inc.)


COMBINED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31,1997
(Dollars in Thousands)
--------------------------------------------------------------------------------

Net sales                                                               $197,580
Costs and expenses
   Cost of sales                                                          85,578
   Selling, informational and administrative expenses                     63,195
   Research and development expenses                                      14,688
   Corporate and division overhead costs                                   6,078
   Other deductions--net                                                   2,436
                                                                        --------
Income before provision for taxes on income                               25,605
Provision for taxes on income                                             10,161
                                                                        --------
Net income                                                              $ 15,444
                                                                        ========


            See accompanying notes to combined financial statements.

VALLEYLAB
(A Business of Pfizer Inc.)


COMBINED STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31,1997
(Dollars in Thousands)
-------------------------------------------------------------------------------

Operating Activities
  Net income                                                          $  15,444
  Adjustments to reconcile net income to net cash provided
   by operating activities:
   Depreciation and amortization of intangibles                           7,800
   Other                                                                    338
   Changes in assets and liabilities:
      Accounts receivable                                               (10,398)
      Inventories                                                         4,073
      Prepaid and other assets                                             (498)
      Accounts payable and accrued liabilities                            2,213
      Other noncurrent liabilities                                        1,201
      Due from/to parent and affiliates                                  93,018
                                                                      ---------
Net cash provided by operating activities                               113,191
                                                                      ---------

Investing Activities
    Purchases of property, plant and equipment                           (2,862)
    Other                                                                   (49)
                                                                      ---------
Net cash used in investing activities                                    (2,911)
                                                                      ---------

Financing Activities - Dividend to parent company                      (110,000)
                                                                      ---------

Effect of exchange rate changes on cash                                     172
                                                                      ---------

Net increase in cash                                                        452
Cash at beginning of year                                                   530
                                                                      ---------
Cash at end of year                                                   $     982
                                                                      =========


            See accompanying notes to combined financial statements.

                                    Valleylab
                           (A Business of Pfizer Inc.)
                     Notes to Combined Financial Statements
                                December 31, 1997
                             (Dollars in Thousands)


1.    Organization and Subsequent Event

Valleylab was a business line within the Medical Technology Group ("MTG") of Pfizer Inc. ("Pfizer") until January 30, 1998 when it was acquired by U.S. Surgical Corporation ("USS"). The acquisition provided for the purchase of the outstanding common stock of Valleylab Inc. and Vesta Medical Inc. by USS. In addition, USS purchased certain net assets relating to the Valleylab business of Howmedica GmbH (Germany and Austria); Pfizer Hospital Products (Belgium) N.V.; Pfizer Medical Technology Group (Netherlands) B.V.; Howmedica France S.C.A.; Howmedica International Limited; Pfizer Canada Inc.; Pfizer Seiyaku Kabushiki Kaisha (Japan); Pfizer Overseas Inc.; Pfizer S.A. (Spain) and Pfizer Italiana S.p.A. (collectively, the "Asset Selling Corporations").

Valleylab manufactures a line of electrosurgical and ultrasonic systems and disposable medical products.

2.    Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying combined financial statements present the financial position, results of operations and cash flows for Valleylab Inc., Vesta Medical Inc. and the Asset Selling Corporations ("Valleylab") as if Valleylab became a separate legal entity on January 1, 1997. All significant intercompany transactions and balances have been eliminated. Operations outside of the U.S. are included on a fiscal year basis ending November 30. The combined financial statements include the accounts specifically attributed to Valleylab, including allocations of certain assets, liabilities and expenses relating to shared services and administrative functions incurred at the corporate and business segment operating levels of Pfizer. Cash from Valleylab's domestic operations is not included in cash in the accompanying Combined Balance Sheet since this cash is included in Pfizer's centralized cash management system. Accordingly, Valleylab's cash at December 31, 1997 may not be representative of an independent company.

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates. Significant accounting estimates used include estimates for sales returns and allowances and estimates used in allocating certain assets, liabilities and the costs of shared services and administrative functions. Management believes that it exercised reasonableness in deriving these amounts.

Summary of Significant Accounting Policies

Due from/to parent and affiliates - Due from/to parent and affiliates reflects balances and transactions among Valleylab, Pfizer and other Pfizer entities. Valleylab participates in Pfizer's centralized cash management system and, as such, its cash funding requirements are met by and generally all excess cash is transferred to Pfizer.

                                    Valleylab
                           (A Business of Pfizer Inc.)
               Notes to Combined Financial Statements (Continued)
                                December 31, 1997
                             (Dollars in Thousands)


Inventories - Inventories are valued at the lower of cost or market, with cost determined for finished goods and work-in-process at average actual cost and raw materials and supplies at average or latest actual cost.

Property, plant and equipment - Property, plant and equipment is carried at cost less accumulated depreciation. Major improvements are capitalized while maintenance and repairs are expensed when incurred. Depreciation is computed generally on a straight-line basis over the following estimated useful lives:

      Buildings                                    33 1/3 years
      Machinery and equipment                  8 - 12     years
      Furniture, fixtures and other            3 - 12     years

Goodwill and other intangible assets - Goodwill represents the excess of purchase price over fair value of the net tangible and identified intangible assets acquired in purchase transactions. Goodwill is being amortized on a straight-line basis over 40 years. Other intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense of goodwill and other intangible assets is included in "Other deductions--net" in the accompanying Combined Statement of Income. The carrying values of goodwill and other intangible assets are reviewed for impairment whenever events or changes in business conditions indicate they may not be recoverable. Valleylab considers assets to be impaired and writes them down to fair value if expected associated cash flows are less than the carrying amounts.

Foreign currency translation - The financial statements of operations outside of the U.S. are maintained in their local currency. Valleylab translates assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date. Income and expense items are translated into their U.S. dollar equivalents at average rates of exchange for the period. Translation gains and losses are accumulated in a separate component of business unit equity. Gains and losses on foreign currency transactions are included in earnings.

Financial instruments - The carrying values of Valleylab's financial instruments approximate their estimated fair values. At December 31, 1997, the cost of each type of financial instrument, primarily accounts receivable, due from/to parent and affiliates and accounts payable, approximates fair value because of the short maturity period of these instruments.

Concentration of Credit Risk - Valleylab does not have significant concentrations of credit risk from its customers. Periodically, Valleylab reviews the credit quality of its customers' financial condition. In general, there is no requirement for collateral from customers.

Income taxes - As an operating unit of Pfizer, Valleylab does not file separate Federal tax returns but rather is included as part of the various returns filed by Pfizer or its subsidiaries. As such, Valleylab's tax provision is computed as if it were a separate company. Allocated domestic income taxes are settled with Pfizer on a current basis. Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws. No provision is made for taxes on overseas retained earnings that are deemed to be permanently reinvested.

                                    Valleylab
                           (A Business of Pfizer Inc.)
               Notes to Combined Financial Statements (Continued)
                                December 31, 1997
                             (Dollars in Thousands)


Revenue recognition and product warranty costs - Revenues from product sales and sales-type leases are generally recognized when the product has been shipped, installed and financing arrangements have been completed. Revenues from operating leases are recognized over the term of the respective contracts. Valleylab provides a standard one year warranty on all of its products and an extended warranty of up to 7 years on certain products. Any revenue from these extended warranty contracts is recognized on a straight-line basis over the life of the warranty. Valleylab provides for an accrual of estimated future warranty costs based on its history of actual warranty costs incurred. The accrued liability for warranty costs is included in "other current liabilities" in the accompanying Combined Balance Sheet.

3.    Corporate and Division Overhead Costs

Pfizer allocates certain corporate service and employee benefit expenses (based on actual costs incurred) to Valleylab on the basis of number of personnel, occupied office space and third party sales. Pfizer does not allocate various other corporate overhead expenses to its operating divisions. However, for purposes of the accompanying combined financial statements, an allocation of such expenses has been included in the accompanying Combined Statement of Income and is summarized as follows:

Pfizer corporate overhead costs                  $ 2,685
MTG division overhead costs                        3,393
                                                 -------
                                                 $ 6,078
                                                 =======

Pfizer corporate overhead costs represent a portion of corporate functions such as personnel, legal, accounting, treasury and information systems which are primarily allocated based on sales of Valleylab compared to total Pfizer revenues.

MTG division overhead costs represent personnel, quality control, regulatory compliance, finance and business development which are primarily allocated based on sales to third party customers of Valleylab compared to total MTG sales.

Management believes that all allocations are made on a reasonable basis; however, these costs are not necessarily representative of the costs that would have been or will be incurred by Valleylab as an independent company.

4.    Inventory

Finished goods                                   $ 24,910
Work in process                                     5,156
Raw materials                                      11,991
                                                 --------
                                                   42,057
Less: allowance for obsolescence                   (6,081)
                                                 --------
                                                 $ 35,976
                                                 ========

                                    Valleylab
                           (A Business of Pfizer Inc.)
               Notes to Combined Financial Statements (Continued)
                                December 31, 1997
                             (Dollars in Thousands)


5.    Financial Agreements

Valleylab leases certain of its products to customers under sales-type leases. These leases are generally for periods of 1 to 5 years. The current portion of the net investment in sales-type leases of $1,307 is included in "Prepaid expenses and other assets" in the accompanying Combined Balance Sheet. The noncurrent portion of the net investment in sales-type leases of $2,501 is included in "Other assets" in the accompanying Combined Balance Sheet.

6.    Property, Plant and Equipment

Land and buildings                               $ 29,750
Machinery and equipment                            27,734
Furniture, fixtures and other                      11,860
Construction in progress                              805
                                                 --------
                                                   70,149
Less: Accumulated depreciation                    (30,661)
                                                 --------
Net property, plant and equipment                $ 39,488
                                                 ========

Depreciation expense totaled $5,163 for the year ended December 31, 1997.

7.    Goodwill and Other Intangible Assets

Goodwill                                         $ 39,007
Patents                                            26,830
Trademarks                                          4,800
                                                 --------
                                                   70,637
Less: Accumulated amortization                    (12,861)
                                                 --------
Net goodwill and other intangible assets         $ 57,776
                                                 ========

8.    Income Taxes

The components of the income tax provision (benefit) are:

Current:
  Federal                                        $  9,466
  State and local                                     719
  Foreign taxes                                       881
                                                 --------
  Total current                                    11,066
                                                 --------
Deferred:
  Federal                                            (898)
  State and local                                      (7)
                                                 --------
  Total deferred                                     (905)
                                                 --------
Total                                            $ 10,161
                                                 ========

                                    Valleylab
                           (A Business of Pfizer Inc.)
               Notes to Combined Financial Statements (Continued)
                                December 31, 1997
                             (Dollars in Thousands)


A reconciliation of the U.S. income tax rate to our effective rate is as follows:

Federal statutory income tax rate                35.0%
State and local taxes, net of Federal
  income tax benefit                              2.8%
Nondeductible permanent items                     1.8%
                                                 -----
Effective income tax rate                        39.6%
                                                 =====

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of Valleylab's assets and liabilities. Deferred tax assets and liabilities are comprised of the following:

                                          Assets        Liabilities
                                          ------        -----------
Prepaid/other intangibles                 $ 2,375         $10,543
Inventories                                 2,099             143
Employee benefits                             590              79
Property, plant and equipment               1,326           6,193
Other                                         441              --
                                          -------         -------
Total deferred taxes                      $ 6,831         $16,958
                                          -------         -------
Net deferred tax liability                                $10,127
                                                          =======

At December 31, 1997, the net current deferred tax asset of $3,068 is included in "Prepaid expenses and other assets" in the accompanying Combined Balance Sheet. The net noncurrent deferred tax liability was $13,195 at December 31, 1997.

9.    Pension and Postretirement Benefits

Valleylab participates in Pfizer's pension plans for employees. Plan benefits depend on years of service and employee final average earnings. Participants vest in their benefits after as few as five years of service. No detailed financial information regarding the funded status of the plans and components of net periodic pension cost, as related to Valleylab, is available.

The plans' assets as of December 31, 1997 consisted primarily of listed stocks and bonds. Pfizer contributes to the pension plans at a rate intended to remain at a level percentage of compensation. Since the principal plan is overfunded, Pfizer did not make a contribution in 1997. Pfizer funds international pension plans as required by local government and tax requirements. For the year ended December 31, 1997, a pension credit of $195 was allocated to Valleylab due to the overfunded status of the plans. Pfizer does not fund postretirement plans, but contributes to the plans as benefits are paid. As of December 31, 1997, the postretirement benefit obligation related to Valleylab was $3,350 and is included in "Other noncurrent liability" in the accompanying Combined Balance Sheet.

                                    Valleylab
                           (A Business of Pfizer Inc.)
               Notes to Combined Financial Statements (Continued)
                                December 31, 1997
                             (Dollars in Thousands)


The following tables reflect the components of net pension cost and the funded status of all funded retirement plans of Pfizer which include Valleylab.

The cost related to these plans and the assumptions used consist of the following:

                                                               Post-
                                         Pension             retirement
                                         -------             ----------
Assumptions:
  Expected long-term rate of
  return on plan assets:
    U.S. plans                                10.0%                  --
    International plans                        7.5%                  --

Expected return on plan assets:
  Actual return                         $ (491,000)                  --
  Deferred return                          283,000                   --
                                        ----------            ---------
Net expected return                       (208,000)                  --
Service cost-benefits earned
during the period                          105,000            $   7,000
Interest cost on benefit
obligation                                 145,000               19,000
Net amortization and deferral               31,000              (25,000)
                                        ----------            ---------
Net periodic pension cost               $   73,000            $   1,000
                                        ==========            =========

The following tables set forth the benefit obligations of the plans, the funded status of the Pfizer pension plans and the assumptions used:

                                                               Post-
                                         Pension             retirement
                                         -------             ----------
Assumptions:
  Discount rate:
    U.S. plans                                 7.0%                 7.0%
    International plans                        5.9%                  --
  Rate of increase in salary levels:
    U.S. plans                                 4.5%                  --
    International plans                        3.9%                  --
Fair value of plan assets               $2,793,000                   --
                                        ----------            ---------
Actuarial present value of
accumulated benefit obligation:
    Vested                               1,821,000                   --
    Non-vested                             270,000                   --
                                        ----------            ---------
    Total                                2,091,000                   --
Effect of future salary increases          583,000                   --
                                        ----------            ---------
Projected benefit obligation             2,674,000                   --
                                        ----------            ---------

                                    Valleylab
                           (A Business of Pfizer Inc.)
               Notes to Combined Financial Statements (Continued)
                                December 31, 1997
                             (Dollars in Thousands)

                                                                Post-
                                          Pension             retirement
                                          -------             ----------
Postretirement benefit obligation for:
  Retirees                                      --            $ 180,000
  Fully eligible active plan
    participants                                --               33,000
  Other active plan participants                --               74,000
                                         ---------            ---------
Accumulated postretirement
benefit obligation                              --              287,000
                                         ---------            ---------
Plan assets in excess of/(less
than) benefit obligation                   119,000             (287,000)
Unrecognized overfunding at date
of adoption                                (10,000)                  --
Unrecognized net (gains)/losses            (86,000)             (24,000)
Unrecognized prior service
costs/(gains)                              310,000              (83,000)
Minimum liability adjustment              (196,000)                  --
                                         ---------            ---------
Prepaid/(accrued) costs included
in Pfizer's balance sheet                $ 137,000            $(394,000)
                                         =========            =========

An average increase of 8.2% in the cost of covered health care benefits was assumed for 1998 and is projected to decrease to 5.2% after seven years and to then remain at that level.

A 1% increase in the medical trend rate assumed for postretirement benefits would cause an increase of $13,100 in the accumulated benefit obligation at December 31, 1997 and an increase in the periodic cost of $900.

10.   Business Unit Equity

The changes in business unit equity during the year ended December 31, 1997 were as follows:

                                  Business Unit
                                     Equity
                                   Exclusive of    Accumulated
                                   Translation     Translation     Business Unit
                                    Adjustment      Adjustment        Equity
                                  -------------    -----------     -------------
Balance at January 1, 1997          $ 232,371       $     587       $ 232,958

Net income                             15,444              --          15,444

Dividend to parent company           (110,000)             --        (110,000)

Translation adjustment                     --            (937)           (937)

Other activity with Pfizer              2,536              --           2,536
                                    ---------       ---------       ---------
Balance at December 31, 1997        $ 140,351       $    (350)      $ 140,001
                                    =========       =========       =========

                                    Valleylab
                           (A Business of Pfizer Inc.)
               Notes to Combined Financial Statements (Continued)
                                December 31, 1997
                             (Dollars in Thousands)


11.   Stock Option Awards

Stock options are granted to Valleylab employees under the Pfizer Inc. Stock and Incentive Plan. Options are exercisable after five years or less, subject to continuous employment and certain other conditions and expire 10 years after the grant date. Once exercisable, the employee can purchase shares of Pfizer common stock at the market price on the date the option was granted. The weighted-average fair value per stock option granted was $16.77, $10.90 and $6.46 for the options granted in 1997, 1996 and 1995, respectively. The fair values were estimated using the Black-Scholes option pricing model, modified for dividends and using the following assumptions:

                               1997                1996               1995
                              ------              ------             ------
Expected dividend yield        1.76%               1.97%              2.85%
Risk-free interest rate        6.23%               6.38%              6.26%
Expected stock price
volatility                    25.56%              25.45%             26.00%
Expected term until
exercise (years)               5.50                5.25               5.25

Compensation expense was not recognized for the issuance of employee stock options. If Pfizer had recorded compensation expense for option grants, Valleylab's pro forma net income for the year ended December 31, 1997 reflecting the compensation cost for the fair value of stock options awarded to Valleylab employees in 1997, 1996 and 1995 would have approximated $13,570.

12.   Contingent Liabilities and Commitments

As of January 30, 1998, Valleylab had 56 product liability matters (24 suits and 32 claims) pending, all of which seek money damages for personal injuries resulting from allegedly defective electrosurgical equipment. All but one of these cases alleges burns secondary to an electrosurgical procedure; one case currently pending in Alabama state court alleges penile atrophy following a circumcision. In the electrosurgical burn matters, specified damages claimed range from $25 to $1,600. In the penile atrophy case, the plaintiff has demanded $11,400.

Liability for product liability lawsuits and claims brought prior to January 30, 1998 will be retained by Pfizer and not transferred to USS as part of the acquisition. In the opinion of Pfizer's management, the liability, if any, resulting from all pending product liability lawsuits and claims (with the exception of the Alabama state court case noted above) would not have a material adverse effect on Valleylab if such liability were not retained by Pfizer.

Valleylab licenses technology used in certain of its products. Under an existing license agreement with Birtcher Medical Systems, Inc. ("Birtcher"), if Valleylab were no longer a wholly-owned subsidiary of Pfizer, the contractual royalty rates would be increased retroactively. All prior royalty payments would be recalculated using the higher royalty rates and approximately $317 in additional royalties would be payable to Birtcher.

                                    Valleylab
                           (A Business of Pfizer Inc.)
               Notes to Combined Financial Statements (Continued)
                                December 31, 1997
                             (Dollars in Thousands)


Valleylab is obligated under various noncancelable vehicle and office equipment operating leases. Total rent expense under operating leases was $577 for the year ended December 31, 1997. Future minimum lease payments under these leases with initial or remaining terms in excess of one year as of December 31, 1997 are:

Years ended December 31,
    1998                           $ 512
    1999                             469
    2000                             358
    2001                              96
    2002                              37
                                   =====

(b)   Pro forma financial information.

      The following unaudited pro forma combined financial statements as of and for the year ended December 31,1997 (the "Pro Forma Financial Statements") are based on the historical balance sheet and statement of operations of the Company as of and for the year ended December 31, 1997 adjusted to give effect to the purchase of Valleylab and the related financing. The Pro Forma Statement of Operations give effect to the transactions as if they had occurred as of January 1, 1997 and the Pro Forma Balance Sheet give effect to the transactions as if they occurred as of December 31, 1997. The transactions and the related adjustments are described in the accompanying notes. The pro forma adjustments are based upon available information and certain assumptions that the Company's management believes are reasonable, including the satisfaction of certain conditions set forth in the Valleylab purchase agreement. The Pro Forma Financial Statements do not purport to represent what the Company's results of operations or financial condition would actually have been had the transactions in fact occurred on such dates or to project the Company's results of operations or financial condition for any future period or date. The Pro Forma Financial Statements should be read in conjunction with the historical combined financial statements of Valleylab included elsewhere in this Form 8-K A and the historical financial statements of the Company.

      The acquisition will be accounted for using the purchase method of accounting. The total purchase price of the acquisition will be allocated to the tangible and intangible assets and liabilities of the Company based upon their respective fair values. The allocation and amount of the aggregate purchase price included in the Pro Forma Financial Statements is preliminary, as certain aspects of the transaction, including a working capital adjustment to the preliminary purchase price, and appraisals have not yet been finalized. However, the Company does not expect the final determination of the amount and the allocation of the purchase price will materially alter the pro forma financial position and results of operations as indicated below.

Unaudited Pro Forma Condensed Balance Sheets
(Dollars in thousands)

                                               United States Surgical
                                            Corporation and Subsidiaries      Valleylab                                Pro forma
                                                Consolidated Balance      Combined Balance                           Balance Sheet
                                                     Sheet As Of             Sheet As Of         Pro forma               As Of
                                                  December 31, 1997       December 31, 1997     Adjustments        December 31, 1997
                                                  -----------------       -----------------     -----------        -----------------
ASSETS
Current Assets
     Cash and cash equivalents                      $   18,300                $  1,000          $  (1,000) (A)         $   18,300
     Receivables, less allowance                       355,900                  39,500                                    395,400
     Inventories                                       208,700                  36,000                 --  (B)            244,700
     Other current assets                               94,100                  22,300            (19,700) (A)             96,700
                                                    ----------                --------          ---------              ----------
       Total Current Assets                            677,000                  98,800            (20,700)                755,100

Property, Plant and Equipment (net)                    421,200                  39,500              9,800  (C)            470,500

Other Assets (net)                                     627,800                  61,700            260,500  (C)            950,000
                                                    ----------                --------          ---------              ----------
     Total Assets                                   $1,726,000                $200,000          $ 249,600              $2,175,600
                                                    ==========                ========          =========              ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
     Accounts payable                               $   32,800                $  3,700          $      --              $   36,500
     Accrued liabilities                               210,000                  28,900            (13,700) (A)            225,200
     Income taxes payable                               64,900                  10,800            (10,800) (A)             64,900
     Current portion of long-term debt                   4,800                      --            130,000  (D)            134,800
                                                    ----------                --------          ---------              ----------
       Total Current Liabilities                       312,500                  43,400            105,500                 461,400

Long-Term Debt and Liabilities                         131,300                   3,400            296,600 (A,D)           431,300

Deferred Income Taxes                                   25,300                  13,200            (12,500) (A)             26,000

Stockholders' Equity
     Common Stock-at par value                           8,300                                                              8,300
     Additions paid-in-capital common stock            973,600                                                            973,600
     Retained Earnings                                 395,800                                                            395,800
     Treasury Stock-at cost                            (96,800)                                                           (96,800)
     Accumulated translation adjustments               (28,300)                                                           (28,300)
     Unrealized gain on marketable securities            4,300                      --                 --                   4,300
                                                    ----------                --------          ---------              ----------
       Total Stockholders' Equity                    1,256,900                                                          1,256,900

Business Unit Equity                                         -                 140,000          $(140,000) (E)                  -
                                                    ----------                --------          ---------              ----------
     Total Liabilities and Stockholders' Equity     $1,726,000                $200,000          $ 249,600              $2,175,600
                                                    ==========                ========          =========              ==========

Footnotes

A. The above pro forma information reflects the removal of certain assets and liabilities not acquired in the transaction. Cash, intercompany receivables and payables, income tax assets and liabilities, and certain pension and post retirement medical benefits were not purchased or assumed by the Company from Pfizer.

B. The Company has recorded a fair value adjustment to inventory of $2 million. In addition the Company has excluded approximately $2 million of inventory which will not be purchased from Pfizer.

C. The Company has recorded a fair value adjustment of approximately $10 million to property, plant, and equipment. In addition, the following values have been assigned to intangibles: patents $34 million, non-compete agreement $8 million, customer lists $40 million, trademarks $15 million, and goodwill $207 million. The allocation of the purchase price is preliminary as certain aspects of the transaction, including a working capital adjustment to the preliminary purchase price, and appraisals have not yet been finalized. In addition, several foreign locations legal closings have been delayed due to statutory, regulatory or other approvals pending. Closing costs which are estimated to be $5 million are also included in other assets.

D. The transaction has been financed with a 364 day term loan, therefore, $300 million of the total loan is recorded as long-term debt because the Company can refinance this amount with its existing long term facility. The balance of the borrowings are reflected in current liabilities. It is anticipated that the Company will refinance a portion of the term loan with a new financing transaction.

E.    Eliminate business unit equity.

F. The preliminary purchase price, book value of net assets acquired and purchase accounting adjustments are as follows:

                                                                   (In millions)
Preliminary purchase price                                              $425
  Fees and expenses                                                        5
                                                                        ----
      Preliminary purchase price and fees and expenses                   430

  Net assets of Valleylab business                                       140
  Assets not acquired                                                    (30)
  Liabilities not acquired                                                33
  Deferred taxes not acquired                                             13
                                                                        ----
      Preliminary Book value of net assets acquired                      156

  Excess of Total costs over preliminary book value                      274

  Preliminary purchase accounting adjustments:
    Inventories                                                            2
    Property, plant, and equipment                                        10
    Elimination of historical intangible assets                          (47)
    Transaction closing and financing fees                                 5
    Patents                                                               34
    Non compete agreements                                                 8
    Customer lists                                                        40
    Trademarks                                                            15
                                                                        ----
      Total preliminary adjustments                                       67

Excess of preliminary purchase price over preliminary
  book value of assets acquired                                         $207
                                                                        ====

The expected amortization periods for intangible assets acquired are as follows (straight line basis):

                                                                           Years
                                                                           -----
   Patents                                                                   10
   Non-compete agreements                                                     5
   Customer lists                                                            30
   Trademarks                                                                40
   Goodwill                                                                  40

Unaudited Pro Forma Statement of Operations
(Dollars in thousands)

                                          United States Surgical
                                       Corporation and Subsidiaries      Valleylab                                Pro-forma
                                          Consolidated Statement    Combined Statement                          Statement of
                                               Of Operations           Of Operations                             Operations
                                            For the Year Ended      For the Year Ended      Pro forma        For the Year Ended
                                             December 31, 1997       December 31, 1997     Adjustments        December 31, 1997
                                             -----------------       -----------------     -----------        -----------------
Net Sales                                      $1,172,100                $197,600           $     --              $1,369,700

Costs and Expenses:
  Cost of products sold                           471,200                  85,600                 --  (A)            556,800
  Research and development                         71,800                  14,700                 --                  86,500
  Selling, general and administrative             464,800                  71,700              3,900  (B)            540,400
  Interest (net)                                    1,200                      --             27,100  (C)             28,300
  Special Items:
    Litigation and related costs                   24,300                      --                 --                  24,300
    Restructuring charges                          17,800                      --                 --                  17,800
                                               ----------                --------           --------              ----------
      Total costs and expenses                  1,051,100                 172,000             31,000               1,254,100

Income (loss) before income taxes                 121,000                  25,600            (31,000)                115,600

Income taxes (benefit)                             26,900                  10,200            (12,400) (D)             24,700
                                               ----------                --------           --------              ----------
Net Income (loss)                                  94,100                  15,400            (18,600)                 90,900

Preferred stock dividends                           4,700                                                              4,700
                                               ----------                                                         ----------
Net income applicable to common stock          $   89,400                                                         $   86,200
                                               ==========                                                         ==========
Average number of basic common shares
  outstanding                                      72,100                                                             72,100
                                               ==========                                                         ==========
Net income per basic common share                   $1.24                                                              $1.20
                                               ==========                                                         ==========
Average number of diluted common
  shares outstanding                               73,700                                                             73,700
                                               ==========                                                         ==========
Net income per diluted common share                 $1.21                                                              $1.17
                                               ==========                                                         ==========

Footnotes

A. Excluded from cost of product sold are non-recurring fair value adjustments to inventory which approximate $2 million and which will be expensed during 1998.

B. The above pro forma adjustments exclude certain incremental allocations of Pfizer divisional and corporate expenses totalling $6 million that were reflected as an allocation from Pfizer to Valleylab in the audited Valleylab combined statement of income for the year ended December 31, 1997, as such amounts will no longer be allocated to Valleylab due to the acquisition and are not a continuing cost of the business acquired. In addition, adjustments for incremental intangible amortization and depreciation of $10 million have been reflected in selling, general and administrative expense.

C. Interest expense of $27 million has been calculated assuming the borrowings used to acquire Valleylab had been outstanding the entire year with an estimated interest rate of 6.23%.

D. The pro forma tax adjustment was calculated at a combined statutory rate of 40%.

(c)   Exhibits

      Exhibit 10     Material Contracts

                     (a) Stock and Asset Purchase Agreement among Pfizer Inc., the Asset Selling Corporations (named herein) and United States Surgical Corporation dated as of December 8, 1997

      Exhibit 23     Consent of Experts

                     (a) Consent of KPMG Peat Marwick LLP, Independent Certified Public Accountants

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    UNITED STATES SURGICAL CORPORATION


Date: March 5, 1998                       By:  /s/ Richard A. Douville
                                              ------------------------
                                          Richard A. Douville
                                          Senior Vice President and
                                          Chief Financial Officer
                                          (Principal Financial Officer)